AGREEMENT AND PLAN OF MERGER
                              AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 19, 2000 (the "Agreement"), among SAN Holdings, Inc., a corporation organized and existing under the laws of the State of Colorado ("Parent"), Value Tech Acquisition Corporation, a corporation organized and existing under the laws of the State of Colorado ("Merger Sub") and a direct wholly owned subsidiary of Parent, and Value Technology, Inc., a corporation organized and existing under the laws of the State of Colorado (the "Company");

                             W I T N E S S E T H:

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders to combine the respective businesses of Parent and the Company by means of a merger (the "Merger") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the Colorado Business Corporation Act (the "Colorado Corporation Law"); and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of
Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Colorado Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2     Closing.   Unless this Agreement shall have been terminated and
the Merger shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VII, at a closing (the "Closing") to be held at the offices of Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South, Denver, Colorado 80202, unless another date, time or place is agreed to by the Company and Parent.


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     1.3     Effective Time.  At the time of the Closing, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Colorado in such form as required by, and executed in accordance with the relevant provisions of, the Colorado Corporation Law (the date and time of such filing, or such later time as may be agreed by the parties hereto and specified in the Articles of Merger, being the "Effective Time").

     1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Colorado Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Parent shall own all of the issued and outstanding stock of the Surviving Corporation and shall have full legal control over the Surviving Corporation.

     1.5 Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

            (a) the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by any applicable law, rule or regulation (collectively, "Law") and such articles of incorporation or bylaws;

            (b) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

            (c) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

                                 ARTICLE II
                           CONVERSION OF SECURITIES;
                     EXCHANGE OF CERTIFICATES; CASH PAYMENT

     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any capital stock of the Company:

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for 100.05 shares (the "Common Exchange Ratio") of Parent Common Stock.

            (b) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

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     2.2     Exchange of Shares.  Subject to the terms and conditions hereof, at or prior to the Effective Time, Parent shall appoint an exchange agent to effect the exchange of shares of Company Common Stock (other than Dissenting Shares) for Parent Common Stock in accordance with the provisions of this
Article II (the "Exchange Agent"). From time to time after the Effective Time, Parent shall deposit, or cause to be deposited, certificates representing Parent Common Stock for conversion of shares of Company Common Stock (other than Dissenting Shares) in accordance with the provisions of
Section 2.1 (such certificates being herein referred to as the "Exchange Fund"); provided, however, that all certificates representing Parent Common Stock to be issued pursuant to Section 2.1(a) shall be deposited within ten
(10) Business Days following the Effective Time. Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Common Stock (other than Dissenting Shares) may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Parent. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
Section 2.1, and all such shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall be deemed for all corporate purposes of Parent to evidence ownership of the number of full shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented thereby shall have been converted at the Effective Time. Notwithstanding the foregoing provisions of this Section 2.2, risk of loss and title to such certificates representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 2.2.

     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to shares of Company Common Stock shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee in accordance with Section 2.2, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in
Section 2.2, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     2.4 No Fractional Share Certificates. Unless Parent otherwise determines, no scrip or fractional share certificates for Parent Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of Company Common Stock. In lieu of fractional shares, each holder of shares of Company Common Stock who would be entitled to receive a fractional share of Parent Common Stock shall, upon surrender of the certificate or

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certificates representing shares of Company Common Stock, be entitled to receive one full share of Parent Common Stock for any fractional share interest.

     2.5 Dissenting Shares. Notwithstanding any provision of Section 2.1 hereof to the contrary, shares of Company Common Stock which are held by holders of such shares who have not voted in favor of the Merger, who are entitled to dissent and who have delivered a written notice of intent to demand payment for such shares in the manner provided in Section 7-113-102 of the Colorado Corporation Law ("Dissenting Shares"), shall not be converted into or exchanged for or represent the right to receive any shares of Parent Common Stock, unless such holder fails to perfect or effectively withdraws or loses such rights to payment. If, after the Effective Time, such holder fails to perfect or effectively withdraws or loses such right to payment, then such Dissenting Shares shall thereupon be deemed to have been converted into and exchanged pursuant to Section 2.1 hereof, as of the Effective Time, for the right to receive shares of Parent Common Stock issued in the Merger to which the holder of such shares of Company Common Stock is entitled, without any interest thereon. The Company shall give Parent prompt notice of any notices and demands received by the Company for payment for shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Prior to the Effective Time, the Company shall establish an escrow account with a financial institution and the Company shall fund such escrow account with cash or cash equivalents in an amount sufficient to make all payments to holders of Dissenting Shares. Such escrow account shall survive the Merger. All payments to holders of Dissenting Shares shall be made out of such escrow account, and no such payments shall be made or otherwise funded by Parent.

     2.6 Protection Against Dilution as to Common Exchange Ratio. In the event that Parent subdivides or consolidates the Parent Common Stock or declares a Common Stock dividend with respect to the Parent Common Stock or recapitalizes or reclassifies its shares of Common Stock subsequent to the execution of this Agreement and effective prior to the Closing Date, the Common Exchange Ratio and type of security shall be proportionately adjusted.

     2.7 Cash Payment. At the Closing Parent shall deliver checks totaling $113,100 to the Company's shareholders with the amounts of the checks to be pro-rata based on the shareholders percentage ownership of the Company.

     2.8 Price Protection. In the event that the average closing bid price of the Parent's Common Stock is less than $15.00 anytime during the 20 days prior to December 31, 2000, the Parent agrees to issue to the Company's shareholders a total of 25,015 shares of the Parent's Common Stock and the Parent shall simultaneously issue 2,875 shares to Kirk Hanson and 860 shares to Bill Hartman as additional compensation to them. In the event of a stock split or other transaction described in Section 2.6 before December 31, 2000, these numbers shall be adjusted accordingly.

     2.9 Further Assurances. Parent agrees that if, at any time after the Effective Time, the Company considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from Parent or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time, then the Company, Parent and their respective officers and directors may executed and

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deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of Parent or otherwise.

                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in Schedule 3 which is attached hereto and incorporated herein by reference, the Company hereby represents and warrants to Parent and Merger Sub that:

     3.1 Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the jurisdictions where its business makes such qualification necessary, except for such failures to be so qualified and in good standing that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

     3.2 Capital. The authorized capital stock of the Company consists of 10,000 shares of common stock, no par value, of which 1,000 are currently issued and outstanding. All of the issued and outstanding shares of common stock of the Company are duly authorized, validly issued, fully paid, and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class.

     3.3 Subsidiaries. The Company does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation).

     3.4 Directors and Officers. Schedule 3 contains the names and titles of all directors and officers of the Company as of the date of this Agreement.

     3.5 Financial Statements. The Company has delivered to Parent unaudited balance sheets and statements of operations for the year ended December 31, 1999, and for the three months ended March 31, 2000 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition of the Company as of March 31, 2000. The Company believes that its financial statements will be able to be audited in accordance with Regulation S-B adopted under the Act.

     3.6 Absence of Changes. Since March 31, 2000, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of the Company's knowledge, the Company has conducted its business only in the ordinary course and has not experienced or suffered any material adverse change in the condition (financial or otherwise), results of operations, properties, business or prospects of the Company or waived or surrendered any claim or right of material value.



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     3.7     Absence of Undisclosed Liabilities.  Neither the Company nor any
of its properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to Parent.

     3.8 Tax Returns. Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns required by law, or has filed extensions which have not yet expired, and the Company believes that it has paid all taxes, assessments and penalties due and payable.

     3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Parent and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of the Company. The Company shall make available to Parent and/or its attorneys all books and records of the Company.

     3.10 Trade Names and Rights. The Company does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications.

     3.11 Compliance with Laws. To the best of the Company's knowledge, the Company has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business, except for matters which would not have a material affect on the Company or its properties.

     3.12 Litigation. The Company is not a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or its business, assets or financial condition, except for matters which would not have a material affect on the Company or its properties. The Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.

     3.13 Authority. The Company has full corporate power and authority to enter into this Agreement. The board of directors of the Company has taken all action required to authorize the execution and delivery of this Agreement by or on behalf of the Company and the performance of the obligations of the Company under this Agreement. No other corporate proceedings (other than the filing and recordation of the Articles of Merger as required by the Colorado Corporation Law) on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company in the performance of its obligations under this Agreement. This Agreement is, when executed and delivered by the Company, and will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.


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     3.14     Ability to Carry Out Obligations.  Neither the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement, nor the consummation of the transactions contemplated under this Agreement will to the best of the Company's knowledge: (a) materially violate any provision of the Company's articles of incorporation or bylaws; (b) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a material default under, or cause or permit the termination or the acceleration of the maturity of, any debt, contract, agreement or obligation of the Company, or require the payment of any prepayment or other penalties; (c) require notice to, or the consent of, any party to any agreement or commitment, lease or license, to which the Company is bound; (d) result in the creation or imposition of any security interest, lien, or other encumbrance upon any material property or assets of the Company; or (e) violate any material statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company is bound or subject.

     3.15 Full Disclosure. None of the representations and warranties made by the Company herein, or in any schedule, exhibit or certificate furnished or to be furnished in connection with this Agreement by the Company, or on its behalf, contains or will contain any untrue statement of material fact or omits or will omit any material fact required to make any representation or warranty, in light of the circumstances under which they were made, not misleading.

     3.16 Assets. The Company has good and marketable title to all of its tangible properties and such tangible properties are not subject to any material liens or encumbrances.

     3.17 Material Contracts and Obligations. Attached hereto on Schedule 3 is a list of all agreements, contracts, indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that are material to the conduct and operations of its business and properties, which provide for payments to or by the Company in excess of $10,000; or which involve transactions or proposed transactions between the Company and its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been made available for inspection by Parent and its counsel. All of such agreements and contracts are valid, binding and in full force and effect in all material respects, assuming due execution by the other parties to such agreements and contracts.

     3.18 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Company in connection with: (a) the execution and delivery by the Company of this Agreement; (b) the performance by the Company of its obligations under this Agreement; or (c) the consummation by the Company of the transactions contemplated under this Agreement.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

     Except as disclosed in Schedule 4 which is attached hereto and incorporated herein by reference, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

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      4.1     Organization and Qualification; Subsidiaries.

            (a) Each of Parent, Merger Sub and all other subsidiaries of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to have, individually or in the aggregate, a material adverse effect. Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

            (b) Section 4.1 of Schedule 4 sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary. Except as set forth in Section 4.1 of Schedule 4, neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of Parent and the Parent Subsidiaries, taken as a whole.

     4.2 Capitalization. The authorized Common Stock of Parent consists of 100,000,000 shares of Common Stock of which 8,143,337 are currently issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 4, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued Common Stock of Parent, Merger Sub or any other Parent Subsidiary or obligating Parent, Merger Sub or any other Parent Subsidiary to issue or sell any shares of Common Stock of, or other equity interests in, Parent, Merger Sub or any other Parent Subsidiary. Each outstanding share of Common Stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear could not reasonably be expected to have, individually or in the aggregate, a material adverse effect. All outstanding shares of Merger Sub are owned by Parent.

     4.3 Directors and Officers. Schedule 4 contains the names and titles of all directors and officers of Parent and Merger Sub as of the date of this Agreement.

     4.4 Financial Statements. Parent has delivered to the Company its audited balance sheet and statements of operations and cash flows as of and for the year ended December 31, 1999, and its unaudited balance sheet and statements of operations and cash flows as of and for the period ended March
31, 2000 (collectively the "Financial Statements").   The Financial Statements

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are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

     4.5 Absence of Changes. Since December 31, 1999, except for changes in the ordinary course of business which have not in the aggregate been materially adverse, to the best of Parent's knowledge, Parent has not experienced or suffered any material adverse change in its condition (financial or otherwise), results of operations, properties, business or prospects or waived or surrendered any claim or right of material value.

     4.6 Absence of Undisclosed Liabilities. Neither Merger Sub nor Parent nor any of its properties or assets are subject to any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the financial statements presented to the Company. Merger Sub has not engaged in any business activities other than as required to consummate the transactions contemplated by this Agreement.

     4.7 Tax Returns. Within the times and in the manner prescribed by law, Parent has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

     4.8 Trade Names and Rights. Except as set forth on Schedule 4, Parent does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications.

     4.9 Compliance with Laws. To the best of Parent's knowledge, Parent has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business or with which it is otherwise required to comply.

     4.10 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or threatened against or affecting (i) Parent or any of its subsidiaries or any of their respective properties, assets or business (existing or contemplated) or (ii) any employee of Parent or any such subsidiary, before any court or governmental department, commission, board, bureau, agency or instrumentality or any arbitrator, except for suits, arbitrations, investigations, inquiries and proceedings which, if decided adversely to Parent would not a have material adverse effect on Parent, its operations, assets or prospects. After reasonable investigation, neither Parent nor any employee or agent of nor attorney for Parent is aware of any fact that might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Neither Parent nor any employee is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign).


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     4.11     No Pending Investigation.  Parent is not aware of any pending investigations or legal proceedings by the SEC, any state securities regulatory agency, or any other governmental agency regarding Parent or any officers or directors of Parent or any shareholders or controlling persons of such shareholders. There are no outstanding comment letters or other communications from the Commission (defined below) or from any state regulatory agency which have requested responses from the Parent or from any Parent Subsidiary.

     4.12 Authority Relative to this Agreement. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of the Articles of Merger as required by the Colorado Corporation
Law). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

     4.13   No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of Parent or Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in
Section 4.14(b) have been obtained and all filings and notifications described in Section 4.14(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any other Parent Subsidiary is bound or affected or
(iii) except as set forth in Section 4.14(a) of the Schedule 4, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected, individually or in the aggregate, (A) to have a material adverse effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, and the filing and recordation of the Articles of Merger as required by the Colorado Corporation Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, (A) to have a material adverse effect or (B) to prevent or materially delay the performance by Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     4.14 Validity of Parent Shares. The shares of Parent Common Stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     4.15 Full Disclosure. None the representations and warranties made by Parent in this Agreement, the Schedules and Exhibits to this Agreement prepared by Parent, any filings made by Parent with the Securities and Exchange Commission (the "Commission") (including all the exhibits and appendixes thereto) (the "SEC Documents") contained, contains, or will contain at the time it was or is so furnished any untrue statement of a material fact or omitted, omits or will omit at such time to state any material fact necessary in order to make the statements made herein and therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in any SEC Document filed on EDGAR at least five (5) business days prior to the date hereof, since March 31, 2000, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects of Parent or any of its subsidiaries. Parent has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does Parent or any of its subsidiaries have any knowledge or reason to believe that their respective creditors intend to initiate involuntary bankruptcy proceedings. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Parent or its subsidiaries or their respective businesses, properties, operations, condition (financial or otherwise), assets, liabilities or results of operations or, insofar as can reasonably be foreseen, prospects, that would be required to be disclosed by Parent under applicable securities laws on a periodic report or current report filed with the Commission or on a registration statement (including by way of incorporation by reference) filed with the Commission, on the date this representation is made or deemed to be made, relating to an issuance and sale by Parent of the Common Stock and which has not been publicly disclosed.

     4.16 Assets. Parent has good and marketable title to all of its tangible properties and such tangible properties are not subject to any liens or encumbrances except as disclosed in Parent's Financial Statements.

     4.17 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Company and/or its attorneys shall have the opportunity to meet with accountants and attorneys to discuss the financial condition of the Parent. The Parent shall make available to Company and/or its attorneys all books and records of the Parent.

     4.18 Certain Events. No current officer or director of Parent or any Parent Subsidiary, during the past five year period, has been the subject of:

             (1) a petition filed under the Federal bankruptcy laws or any other insolvency law or has a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing or appointment, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing or appointment;

             (2) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

             (3) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

                  (i) Acting as a futures commission merchant, introducing broker, commodity trading advisory, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

                  (ii)  Engaging in any type of business practice; or

                  (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

             (4) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in such activity;

             (5) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "Commission") to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspected or vacated; or

             (6) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspected or vacated.

                                  ARTICLE V
                                  COVENANTS

     5.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party's counsels, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If the transaction contemplated hereby is not completed, all documents received by each party and/or its attorneys and accountants, auditors or other authorized representatives shall be returned to the other party who provided same upon request. The parties hereto, their directors, employees, agents and representatives shall not disclose any of the information described above unless such information is already disclosed to the public or unless as required by legal process, without the prior written consent of the party to which the confidential information pertains. Each party shall take such steps as are necessary to prevent disclosure of such information to unauthorized third parties.

     5.2 Conduct of Business. Prior to the Closing, Parent and the Company shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business or as contemplated in previously disclosed contractual obligations. Neither Parent nor the Company shall amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, consolidate or merge with or convey all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business except as otherwise contemplated herein.

     5.3 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a tax-free reorganization under the provisions of Section 368 of the Code. In the event that the Merger shall fail to qualify as a tax-free reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall make any elections under the Code or take any other action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

     5.4 Company 2000 Tax Return. The parties acknowledge that the Company's status as a Subchapter S corporation will terminate effective upon completion of the Closing and that a tax return for the Company's short tax year, ending with the date of its Subchapter S termination, will be required to be filed. The parties agree that the Parent will be responsible for filing the return in a timely manner at its sole expense but that Ross Bernstein will cooperate in the preparation of the filing and will be permitted access to all records relating to the same. Ross Bernstein, in his capacity as the sole shareholder of the Company until Closing, will be solely responsible for the amount of income tax owing by him, if any, for all periods preceding the Closing. The parties agree to make the necessary elections to cause the income for the Company for the short tax year of the Subchapter S corporation to be computed by closing its books as of the Closing, i.e., the short tax year shall reflect only the activity of the Company until the Closing. If at any time the amount of taxes owed by Ross Bernstein for any period while the Company is a Subchapter S corporation is challenged by the Internal Revenue Service, Ross Bernstein shall be entitled to direct the response thereto although he will reasonably cooperate with the Company in that regard.

                                  ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

             (a) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company and of Merger Sub in accordance with the Colorado Corporation Law;

             (b) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other governmental entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation; and

             (c) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all governmental entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole.

     6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

             (a) each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time and the Company shall have received a certificate (in the form attached hereto as Exhibit C) of the President of Parent and Merger Sub to such effect;

             (b) Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate (in the form attached hereto as Exhibit C) of the President of Parent and of Merger Sub to that effect;

             (c) Employment Agreements. Parent and each of Ross Bernstein and Bill Hartman shall have entered into an employment agreement substantially in the forms of Exhibit A and B hereto, respectively.

             (d) Ross Bernstein. Effective on the Closing, Parent shall have caused Ross Bernstein to be elected as Vice President and a director of Storage Area Networks, a wholly owned Parent Subsidiary.

             (e) Compensation. On or before the completion of the Closing, Parent shall have delivered to Kirk Hanson and Bill Hartman, as compensation to them, the following: to Hanson, 11,500 shares of Parent Common Stock and $13,000 in cash, and to Hartman, 3,450 shares of Parent Common Stock and $3,900 in cash.

     6.3 Conditions to the Obligations of Parent. The obligations of Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

            (a) each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time and Parent shall have received a certificate (in the form attached hereto as Exhibit D) of the Chairman or President and Chief Financial Officer of the Company to such effect;

            (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate (in the form attached hereto as Exhibit D) of the Chairman or President and Chief Financial Officer of the Company to that effect;

            (c) there shall not be pending or threatened any action, proceeding, claim or counterclaim which seeks to or would, or any order, decree or injunction (whether preliminary, final or appealable) which would, require Parent to hold separate or dispose of any of the stock or assets of the Company or the Company Subsidiaries or imposes material limitations on the ability of Parent to control in any material respect the business, assets or operations of either Parent or the Company; and

            (d) The Company shall provide a letter from its auditors stating that its financial statements for the period from inception through December 31, 1999, can be audited in accordance with SEC rules and that the audit can be completed within 75 days after the Closing.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

            (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

            (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before June 9, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

            (c) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
Section 6.3 would not be satisfied (a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1;

            (d) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in
Section 6.2 would not be satisfied (a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by the Parent through the exercise of its reasonable efforts within 30 days and for so long as the Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 7.1(d); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 7.1.

     7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease.

     7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     7.5 Expenses. All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.

                               ARTICLE VIII
                            GENERAL PROVISIONS

     8.1 Non-survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedules, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall only be given by delivery in person, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2). Any properly given notice shall only be deemed given on the date of delivery if delivered in person, two Business Days after deposit of the notice with the United States Postal Service if delivered by mail (as used in this Agreement, "Business Day" means Mondays through Fridays, except for any day on which regularly scheduled deliveries of first class mail are not made), or one Business Day after deposit of the notice with the courier with instructions for next Business Day delivery.

     8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     8.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     8.5 Incorporation of Exhibits. The Disclosure Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     8.6 Choice of Law. This Agreement shall be construed and governed by the laws of the State of Colorado without regard to conflicts of interest principles. The parties hereto consent to the jurisdiction of the federal and state courts located in Denver, Colorado, for any action or suit arising out of this Agreement, and waive any defense to such jurisdiction, including, without limitation, any defense based on venue or inconvenient forum.

     8.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     8.9 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     8.10 Further Assurances. Each party shall do and perform or cause to be done or performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no party shall be obligated in any way to do anything that would conflict with, contradict or otherwise contravene any term or condition set forth prior to this Section 8.10.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

     AGREED TO AND ACCEPTED as of the date first above written.

SAN Holdings, Inc.                 Value Technology, Inc.


By /s/ L. W. Buxton                By /s/ Ross Bernstein
   L. W. Buxton, President            Ross Bernstein, President


Value Tech Acquisition
  Corporation


By /s/ L. W. Buxton
   L. W. Buxton, President

                                  SCHEDULE 3

3.4 Names and Titles of all directors and officers

     Ross Bernstein, President CEO and Secretary

3.17 Material Contracts and Obligations

     See attached list.

                                   SCHEDULE 4

                                SAN Holdings, Inc.
                                   ("Parent")


4.1    Subsidiaries:

       a)     Storage Area Networks - 100% Owned
       b)     CoComp, Inc. - 100% Owned

4.2    Capitalization:

                        Schedule of Warrants and Options
                        Outstanding as of March 31, 2000

                               Number      Date     Exercise
         Warrantholder        of Shares   of Issue    Price    Term

Investors in AAA Offering     500,000     3/1/00     $3.50    120 days
 "        "       "           500,000     3/1/00     $5.00    120 days
CCRI                          100,000     3/1/00     $1.50    2 years
Wilson Rondini                100,000     3/1/00     $1.50    2 years
Mohammed Marafi                25,000     3/1/00     $1.50    2 years
Wilson Benjamin                25,000     3/1/00     $1.50    2 years
Mohammed Marafi             1,000,000     3/22/00    $9.00    9 months to
                            ---------                         21 months
Total Warrants Outstanding  2,250,000
                            =========

                          Number        Date     Exercise
    Option Holder       of Shares     of Issue    Price        Term

Stock Option Plan         240,000       3/9/00     9-1/8       5 years
                        ---------
Total Options
 Outstanding              240,000
                        =========

Total Options and
 Warrants Outstanding   2,490,000
                        =========

4.4     Directors and Officers of Parent:

          Name                                   Position

     Louis F. Coppage       Chairman of the Board

     L.W. Buxton            President, Chief Executive Officer and Director

     Warren Smith           Vice President, Chief Operating Officer and
                            Director

     Cory J. Coppage        Treasurer, Corporate Secretary and Director

     William M. Hipp        Director

     Robert Brooke          Director

     Mishari Marafie          Director


4.12     Legal Proceedings:

         Refer to Item 3 in Parent's Form 10-KSB for the year ended December 31, 1999.

4.20     Material Contracts of Parent:

         Refer to Item 13 in Parent's Form 10-KSB for the year ended December 31, 1999.

                                  EXHIBIT A
                    Employment Agreement with Ross Bernstein

                             EMPLOYMENT AGREEMENT

     This Employment Agreement is made by and between Storage Area Networks, Inc., a Nevada Corporation, ("Company" or "SAN") and Ross Bernstein, ("Employee" or "Bernstein").

                                  WITNESSETH:

     Whereas, Bernstein has demonstrated special skill, knowledge, ability, and experience as a data storage solutions provider for businesses with an emphasis on serving the financial markets, and because of these qualities, SAN is desirous of entering into an Employment Agreement whereby SAN will employ the services of Bernstein for a future term of service, subject to the terms and conditions herein set forth.

     I. Term. The term of this Agreement shall be for a period of two (2) years commencing (the "Commencement Date") on the later to occur of the completion of any sale, merger or dissolution of the Company, or May 31, 2000, and terminating two (2) years thereafter. This agreement shall only be terminated in accordance with the provisions of Paragraph IV (four) of this Agreement.

     II. Duties. Effective on the Commencement Date and so long as this Agreement remains in effect, Bernstein shall serve as Vice President Sales, Financial Institutions, and Director of SAN. Bernstein agrees to devote his primary time and attention to his duties of the Company, which duties may be augmented or restricted in accordance with the directives of the Board of Directors of SAN, consistent with the position of Vice President Sales, Financial Institutions. Bernstein represents and warrants that he is free to accept this employment and will exercise his best efforts in good faith with respect to his employment hereunder.

     III.     Compensation.

              A. Employee shall be paid an annualized base salary of $130,200 and 5.0 % of the Gross Margin of his division's sales. These amounts shall be payable bi-weekly. As used in this Agreement, the "division" means the financial vertical market.

              B. In addition, Employee shall be paid commission based on a percentage of Gross Margin generated by his personal sales. The commission shall be computed as 17 % of gross margin (Gross Margin means gross revenues less cost of products, labor purchased from vendor, standard costs of internal labor applied to sale, and a .005 % marketing allocation.). Should gross margin from Employee's annual sales on a calendar year basis exceed $500,000.00, the commission rate for the increment exceeding $500,000.00 will be increased to 20%. For any partial calendar year during which this Agreement is in effect, the amount of sales shall be annualized for purposes of the preceding sentence. Employee shall be given access at all reasonable times to the records of the Company which form the basis for the calculation of commission amounts payable to Employee.

             C. During the term of this Agreement, the Employee may be eligible to participate in performance bonuses and any qualified or non-qualified stock option plans of SAN Holdings, Inc. as established by the Compensation Committee of the Board of Directors of SAN Holdings, Inc. Stock Option Incentives authorized for Employee pursuant to this agreement are as follows:


                    C-1.     Signing Bonus.  Pursuant to the terms of SAN
Holdings, Inc. 2000 Stock Option Plan providing stock option incentives to key employees of the Company and upon signing of this Agreement, Bernstein will be issued 15,000 options for purchase of common shares of SAN Holdings, Inc. at a price equal to the closing bid price of the stock on the date of closing of the Agreement and Plan of Merger and Reorganization between SAN and Value Technology, Inc. One half of these options shall vest at the end of the first year of this Agreement and the remaining one half shall vest at the end of the second year of this Agreement.

                    C-2.     Annual Stock Option.   In addition to the above,
Bernstein shall be eligible to receive an annual stock option for the exercise of common shares as established by the Compensation Committee of the Board of Directors of SAN Holdings, Inc. The options shall be exercisable at 100% of the fair market value of the common stock on the date of grant.

     IV. Expenses. Subject to the Company's written employee expense reimbursement policy, the Employee shall be entitled to reimbursement for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher indicating the amount and business purpose and supported by appropriate documentation. In addition, the Employee shall receive a monthly car expense of $400.00.

     V. Benefits. The Employee shall be eligible to participate in all of the Company's health and welfare benefit programs. He shall be entitled to vacation annually according to the Company's vacation policy, the timing of which shall be agreed upon between the Employee and the Board of Directors of SAN.

     VI. Termination. Notwithstanding any provision of the foregoing contract, the Employee may be discharged only for Cause by the Board of Directors of the Company (as described with specificity in writing and delivered to Employee on or before the time of termination) at any time during the period of employment provided for in this Agreement.

             A. "Cause" shall mean a material breach of the terms of this Agreement, including: (a) conviction of a felony involving moral turpitude;
(b) theft from the Company or any of its customers; (c) Intentionally left blank; (d) willful failure or refusal to carry out the policies of the Company or any order or directive of the Board of Directors of the Company; or (e) the failure by the Employee to perform all of the material duties and to comply with the material terms and conditions required of him under this Agreement.

             B. If the Employee is discharged for cause, or voluntarily leaves the employ of the Company during the period of active employment specified herein, then and in any such event, all subsequent compensation required to be paid by the Company to the Employee shall be forfeited, and this contract and the rights of the parties shall terminate.

             C. In the event the Company otherwise terminates the Employee's employment, the Company shall be obligated to pay Employee, as a lump sum severance payment, an amount equal to two times the Employee's annual salary, payable in cash or, at the Employee's option, in shares, within thirty
(30) days of such termination. As used in this paragraph, the "annual salary" shall be computed by adding (i) $130,200, as it may be increased from time to time, to (ii) the total amount of commissions under Sections IIIA and IIIB payable to Employee for the twelve month period preceding the termination date. If this Agreement has not been in effect for a full twelve months preceding the termination date, then the amount of commissions payable to Employee for the period from the commencement of this Agreement through the termination date shall be converted into an annualized figure for purposes of computing the annual salary. If Employee elects to take shares instead of cash, the number of shares shall be computed by (iii) calculating the price per share which shall be equal to the average closing bid price during the twenty trading days immediately preceding the termination date, and (iv) dividing the amount of the severance payment by the price per share. Notwithstanding any provision of this paragraph to the contrary, in no event shall the amount of the severance payment be less than $260,400.

     VII. Arbitration. All disputes, differences, or questions arising between the parties hereto relating to construction, price, meaning, or effect of any cause or thing contained herein, or the rights or liabilities of the parties respectively, or their respective successors and assigns, shall be referred to arbitration between the parties hereto, one arbitrator to be appointed by each party, and the arbitrators so chosen, if by themselves unable to agree within ten days after their appointment, choose an additional arbitrator, without delay, and the decision in writing signed by a majority of such arbitrators shall be binding upon the parties hereto and may be enforced by any court of competent jurisdiction. The procedure for the arbitrators shall conform to the procedures of the American Arbitration Association unless otherwise agreed to by the parties in writing. The unsuccessful party in the arbitration shall pay the expenses/costs related thereto

     VIII. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested

     IX.     Rules of Construction.

             1. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supercedes all negotiations, prior agreements and contemporaneous agreements, discussions and understandings of the parties in connection with the subject matter hereof.

             2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. Venue and Jurisdiction shall be in Denver County, Colorado.

             3. Amendments. No change, modification or termination of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed by all parties hereto, their successors or assigns.

             4. Binding Effect on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, personal representatives, heirs and assigns.

             5. Disclosure. Employee agrees not to disclose the terms of this Agreement to anyone during the term of this agreement except as required by law without the express written consent of SAN.

             6.     Severability.   If any Article, or other provision of this
Agreement, or the application thereof, is held to be invalid, illegal, or unenforceable in any respect or for any reason, the remainder of this Agreement, and the application of the Article, Section or Provision to a person or circumstance with respect to which it is valid, legal or enforceable, shall not be affected thereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement below, as of this 20th day of June, 2000.


THE COMPANY:                          THE EMPLOYEE:

STORAGE AREA NETWORKS                 ROSS BERNSTEIN



By:/s/ L. W. Buxton                   By: /s/ Ross Bernstein
   L.W. "Buck" Buxton, President          Ross Bernstein
   and CEO

                                   EXHIBIT B
                      Employment Agreement with Bill Hartman

                                   EXHIBIT C
                      Certificate from Parent and Merger Sub

                             CERTIFICATE OF OFFICERS

     The undersigned hereby certifies that:

     1. He is the duly elected President of SAN Holdings, Inc., a Colorado corporation (the "Parent"), and Value Tech Acquisition Corporation, a Colorado corporation ("Merger Sub").

     2. The representations and warranties of the Parent and Merger Sub under the Agreement and Plan of Merger and Reorganization dated as of June 19, 2000, by and among the Parent, Merger Sub and Value Technology, Inc. (the "Agreement"), are true and correct in all material respects as of the date hereof as if made on the date hereof; and

     3. The Parent and Merger Sub have performed and complied in all material respects with all agreements and conditions required by the Agreement to be performed or complied with by them on or prior to the date hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate this 19th day of June 2000.

                              SAN Holdings, Inc.


                              By:/s/ L. W. Buxton
                                 L.W. Buxton, President

                              VALUE TECH ACQUISITION CORPORATION


                              By:/s/ L.W. Buxton
                                 L. W. Buxton, President

                                   EXHIBIT D
                            Certificate from Company

                             CERTIFICATE OF OFFICER

     The undersigned hereby certifies that:

     1. He is the duly elected President and CEO of Value Technology, Inc., a Colorado corporation (the "Company").

     2. The representations and warranties of the Company under the Agreement and Plan of Merger and Reorganization dated as of June 19, 2000, by and among the SAN Holdings, Inc., Value Tech Acquisition Corporation and the Company (the "Agreement"), are true and correct in all material respects as of the date hereof as if made on the date hereof; and

     3. The Company has performed and complied in all material respects with all agreements and conditions required by the Agreement to be performed or complied with by it on or prior to the date hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 19th day of June 2000.

                              Value Technology, Inc.


                              By:/s/ Ross Bernstein
                                 Ross Bernstein, President